UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒ Soliciting Material Pursuant to §240.14a-12

Ceridian Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square International, Ltd.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 23, 2007, representatives of Pershing Square, L.P., a Delaware limited partnership, Pershing Square II, L.P., a Delaware limited partnership, and Pershing Square International, Ltd., a Cayman Islands exempted company (collectively, the “Stockholders”), which are investment funds affiliated with Pershing Square Capital Management, L.P., a Delaware limited partnership, PS Management GP, LLC, a Delaware limited liability company, Pershing Square GP, LLC, a Delaware limited liability company, and William A. Ackman, a citizen of the United States of America, delivered a notice (the “Notice”) to Mr. Gary M. Nelson, the Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Ceridian Corporation (the “Issuer”), in accordance with Article II, Section 13 of the Bylaws of the Issuer.  In the Notice, the Stockholders notify the Issuer that the Stockholders propose to nominate the following persons for election to the Issuer’s Board of Directors at the Issuer’s 2007 annual meeting of stockholders: William A. Ackman, Michael L. Ashner, John D. Barfitt, Harald Einsmann, Robert J. Levenson, Michael E. Porter, Gregory A. Pratt and Alan Schwartz.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY PERSHING SQUARE, L.P., PERSHING SQUARE II, L.P., PERSHING SQUARE INTERNATIONAL, LTD. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CERIDIAN CORPORATION FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CERIDIAN CORPORATION AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 ATTACHED HERETO.

EXHIBIT 1

POTENTIAL PARTICIPANTS

The potential participants in the potential solicitation of proxies from Ceridian Corporation’s stockholders (the “Solicitation”) may include the following: (i) Pershing Square, L.P. (“Pershing Square”), Pershing Square II, L.P. (“Pershing Square II”) and Pershing Square International, Ltd. (“Pershing Square International”, together with Pershing Square and Pershing Square II, the “Pershing Square Funds”), (ii) William A. Ackman, Scott D. Ferguson and Roy J. Katzovicz, as employees of Pershing Square Capital (as defined below), and (iii) William A. Ackman, Michael L. Ashner, John D. Barfitt, Harald Einsmann, Robert J. Levenson, Michael E. Porter, Gregory A. Pratt and Alan Schwartz, as director nominees (collectively, the “Nominees”).

Pershing Square is a Delaware limited partnership principally engaged in the business of investing in securities.  Pershing Square II is also a Delaware limited partnership principally engaged in the business of investing in securities.  Pershing Square International is a Cayman Islands exempted company principally engaged in the business of investing in securities.

Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square Capital”), serves as investment advisor to the Pershing Square Funds with respect to 15,724,334 shares (the “Subject Shares”) of the common stock, par value $0.01 per share (the “Common Stock”), of Ceridian Corporation (representing approximately 11.3% of the outstanding shares of the Common Stock)* held for the accounts of Pershing Square (6,899,332 shares), Pershing Square II (86,343 shares) and Pershing Square International (8,738,659 shares).  PS Management GP, LLC, a Delaware limited liability company (“PS Management”), serves as the general partner of Pershing Square Capital.  Pershing Square GP, LLC, a Delaware limited liability company (“Pershing Square GP”), serves as the general partner of each of Pershing Square and Pershing Square II.

William A. Ackman, Scott D. Ferguson and Roy J. Katzovicz are employees of Pershing Square Capital who may also participate in the Solicitation.  Mr. Ackman is also the managing member of each of PS Management and Pershing Square GP.  Messrs. Ferguson and Katzovicz do not own beneficially any interest in securities of Ceridian Corporation and will not receive any special compensation in connection with the Solicitation.  In light of his managing member role in the controlling affiliates of Pershing Square Capital, investment advisor to the Pershing Square Funds, Mr. Ackman may be deemed to be the beneficial owner of

*                    Calculated based on 139,124,108 shares of the Common Stock outstanding as of October 31, 2006, as reported in Ceridian Corporation’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2006.

the Subject Shares.  Mr. Ackman will not receive any special compensation in connection with the Solicitation.

William A. Ackman, age 40, is the Founder and President of the managing member of Pershing Square Capital, a registered investment adviser with assets under management of approximately $3 billion.  Prior to forming Pershing Square Capital, in 1992 Mr. Ackman co-founded Gotham Partners Management Co., LLC, an investment adviser that managed public and private equity hedge fund portfolios.  In connection with his role at Gotham Partners, Mr. Ackman was actively involved in the management of a number of its portfolio companies in a variety of director capacities including serving as Chairman of Imperial Parking Corporation (a parking service company formerly listed on the AMEX) and Chairman of First Union Real Estate and Mortgage Investments (now known as Winthrop Realty Trust, Inc., a REIT (NYSE: FUR)).  Mr. Ackman received an MBA from the Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.

Michael L. Ashner, age 54, has been the Chief Executive Officer of Winthrop Realty Trust, Inc. (NYSE: FUR) since December 31, 2003 and Chairman of the Board of Directors since April 2004.  Mr. Ashner has also served as the Executive Chairman of Lexington Realty Trust (a New York Stock Exchange listed REIT) and as the Chairman, President and Chief Executive Officer of Winthrop Realty Partners, L.P. (a real estate investment and management company) since 1997 and 1995, respectively. Mr. Ashner also has been serving as the Managing Director of AP-USX LLC, which owns a 2.4 million square foot office tower, since 1998. Since 1981, Mr. Ashner has been the President and principal shareholder of Exeter Capital Corporation, a privately held real estate investment banking firm. Mr. Ashner also serves on the Board of Directors and on the Audit Committee of NBTY, Inc. (manufacturers and distributor of nutritional supplements) and Greate Bay Hotel and Casino, Inc. (a publicly traded hotel and gaming company). Mr. Ashner served as a director and Chief Executive Officer of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc. (each a REIT) from August 2002 until their liquidation in April 2004. In addition, Mr. Ashner served on the Boards of Directors of Interstate Hotel Corporation (a publicly traded hotel management company acquired by Meristar Hospitality), Nexthealth, Inc. (a publicly traded resort company acquired by management group), Burnham Pacific Properties, Inc. (liquidated publicly traded REIT), and Sizeler Property Investors, Inc. (a New York Stock Exchange publicly traded REIT).

John D. Barfitt, age 53, is a consultant to various private equity and investment firms advising on potential acquisitions and investments.  From 1979 until 2004, Mr. Barfitt held various positions with Automatic Data Processing, Inc. (NYSE: ADP), one of the largest providers of computerized transaction processing, data communication and information services in the world, including Corporate Vice President from 2003 until 2004 (during which time he helped develop and execute ADP’s strategy in offering BPO Payroll/HR related services), Division President of ADP Employer Services International from 2000 until 2003 (responsible for all facets of the employer services business throughout Europe, Asia Pacific and Brazil. ADP’s employer services division is the global market leader of transaction processing and business process management services for payroll, benefits and human resources), Division President of ADP Claims Solutions Group (the worldwide leader of claims processing for property and casualty and related industries in 32 countries) from 1998 until 2000 and Senior Vice President of Automotive Claims Services from 1996 until 1998.  Mr. Barfitt also served as a member on Automatic Data Processing, Inc.’s Corporate Executive Committee from 1998 until 2003.

Harald Einsmann, Ph.D., age 71, has just completed a 4-year assignment as the Executive Chairman of Findus AB, the second biggest frozen food company in Europe, which started with the acquisition by Findus AB of the frozen food business of Nestle SA.  Dr. Einsmann also serves as an Operating Partner and a member of the Board of Directors and the Investment Committee of EQT (which wholly owned Findus AB, and has just exited this investment).  EQT is a leading European private equity group sponsored by the Wallenberg Group of Scandinavia (which includes, among other companies, Ericsson Telephones, ABB Engineering Group, StoraEnso paper company, SKF roller bearings, AstraZeneca, Gambro Pharmaceuticals, SEB Bank and Skania Trucks).  In addition, Dr. Einsmann serves as a director of Carlson Group (which includes, among other companies, Radisson Hotels, Radisson Seven Seas Cruise Ships and Thank God Its Friday Restaurants) and Checkpoint Systems Incorporated (NYSE: CKP) (where Dr. Einsmann also serves as a member of its Remuneration and Nomination Committees) in the United States, Tesco PLC (LON: TSCO) (one of UK’s most important and most successful retailers) in the United Kingdom, Rezidor AB (hotel company) in Scandinavia, and The Bata Shoe Company in Bermuda. Dr. Einsmann also served as a director of EMI Music Group (for 13 years until 2006) in the United Kingdom and StoraEnso AB (one of the world’s largest forest and paper product companies, retired from the board in November 2005) in Scandinavia. Prior to his tenure at EQT, Dr. Einsmann was the Executive Vice President Europe, Middle East and Africa and a member of Procter & Gamble’s Worldwide Board.

Robert J. Levenson, age 65, is a founder and Managing Member of LENOX Capital Group, LLC, a private venture capital investment company, focused on early stage software technology and services. Mr. Levenson began his business career at Haskins & Sells, Certified Public Accountants (a predecessor of Deloitte), and then worked for IBM in Cleveland, Ohio. In 1966, he partnered with the founder of a recently formed data processing services company, Central Data Systems, Inc., a start-up that floated its initial public offering in 1968 and that was ultimately acquired by ITEL Corp. At ITEL, Mr. Levenson was Group Executive Vice President when he resigned in 1980. For the following twenty years, beginning in 1981, Mr. Levenson held senior executive positions at Automatic Data Processing, Inc. (NYSE: ADP) from 1981 until 1984 and served on ADP’s Board of Directors from 1984 until 1990, Medco Containment Services, Inc. (NASDAQ: MCCS) from 1990 until 1993 and served on Medco’s Board of Directors during that time, and First Data Corp. (NYSE: FDC) from 1993 until 2000 and served on First Data’s Board of Directors from 1992 until 2003. His responsibilities included general management, strategic planning and corporate development. While a senior executive at ADP (10 years), revenue grew from $550 million to about $2.5 billion; at Medco (3 years) from just under $1 billion to $2.2 billion; and at First Data Corp. (7+ years) from nearly $1 billion to almost $6 billion. Mr. Levenson’s governance experience includes service on several boards of directors (with committee and chair responsibilities) of public and private companies as well as not-for-profit organizations. In addition to the foregoing, Mr. Levenson served on the boards of directors of the following public corporations: Central Data Systems (NASDAQ) (1966 – 1975), Comnet (NASDAQ) (1992 – 1993), Polyvision Corp. (AMEX) (1996 – 1997), Broadway & Seymour (NASDAQ) (1996 – 1997), Virtual Communities, Inc (NASDAQ) (1998 – 2000), Superior Telecom (NYSE) (1996 – 2003), Vestcom International (NASDAQ) (1998 – 2002), and Emisphere Technologies, Inc. (NASDAQ) (1998 – 2005). Mr. Levenson also served on the boards of directors of the following private corporations: KBT Inc. (1990 – 1992), Compliance Inc. (1992 – 1994), UCB Services Inc. (1994 – 1996), FDI/NISA (FDC JV) (1995 – 2005), Chase Merchant Services (FDC JV) (1997 – 2005), VIPS (1998 – 2005), and Diopsys, Inc. (2002 – Present).

Michael E. Porter, age 59, is the Bishop William Lawrence Professor at Harvard University and chairs the Institute for Strategy and Competitiveness, which was created jointly by Harvard Business School and Harvard University to further Professor Porter’s work.  He has been a member of the Faculty at Harvard Business School since 1973.  Professor Porter currently serves as a director on the advisory board of Pershing Square Capital, has a profits interest in Pershing Square Capital and is also a limited partner of Pershing Square.  Professor Porter, the author of 17 books and over 125 articles, is a leading authority on competitive strategy and the competitiveness and the economic development of nations, states and regions.  Professor Porter created and chairs Harvard Business School’s intensive program for newly appointed CEOs of billion dollar corporations, which guides new CEOs in assuming leadership, setting their agenda and addressing issues such as strategy, board governance, communication and value.  Professor Porter has served as a strategy advisor to top management in numerous leading U.S. and international companies, among them Caterpillar, DuPont, Procter & Gamble, Royal Dutch Shell, Scotts Miracle-Gro, SYSCO and Taiwan Semiconductor Manufacturing Company.  Professor Porter currently serves as a public director of Thermo Fisher Scientific, Inc. (NYSE: TMO) and Parametric Technology Corporation (NASDAQ: PMTC).  Professor Porter plays an active role in U.S. economic policy with the Executive Branch, Congress, international organizations and private groups, including the U.S. Council on Competitiveness where he is a member of the Executive Committee. Professor Porter has advised national leaders in numerous countries, including Canada, India, Ireland, New Zealand, Nicaragua, Peru, Russia, Singapore, Taiwan, Thailand and the United Kingdom.

Gregory A. Pratt, age 58, is the Vice Chairman of the Board of Directors of, and from 1998 until 2002 served as the President and the Chief Executive Officer of, OAO Technology Solutions, Inc.  Mr. Pratt further serves as the Chairman of the Governance Committee of the Board of Directors of Carpenter Technology Corp. (NYSE: CRS) and as the Chairman of the Audit Committee of the Board of Directors of AmeriGas Propane, Inc.  Mr. Pratt founded Enterprise Technology Group, Inc. in 1997 which merged with OAO in 1998. Mr. Pratt is co-founder of Atari Corp. serving variously as Chief Financial Officer of Atari Corp. and President of Atari (US) Corp. from 1984 to 1991.  From 1991 until 1996, he served as the President and Chief Operating Officer of Intelligent Electronics, Inc.

Alan Schwartz, age 66, is a Sterling Professor of Law and Professor of Management at Yale University.  Professor Schwartz’s academic specialties include corporate finance and corporate governance, mergers and acquisitions, bankruptcy, and commercial transactions.  He has published numerous articles and books in these fields and has been identified, by the Institute of Scientific Information, as being in the top one half of one percent of social scientists worldwide in total citations.  Professor Schwartz has been the President of the American Law and Economics Association and editor of The Journal of Law, Economics and Organization.  Professor Schwartz also serves as a director of Cleveland Cliffs Inc. (NYSE: CLF), chairs its Finance Committee and is a member of its Board Affairs Committee.  Professor Schwartz further has served as a director of Rohn Industries, chaired its Audit Committee and its Board of Directors.

None of the Nominees (other than William A. Ackman) owns beneficially any interest in securities of Ceridian Corporation, and none of the Nominees will receive any special compensation in connection with the Solicitation.

Pershing Square Capital has entered into an indemnity agreement with each of the Nominees, pursuant to which certain investment funds advised by Pershing Square Capital (i) will indemnify each Nominee against certain losses, if any, incurred by such Nominee in connection with such Nominee’s participation in the Solicitation and (ii) agree to reimburse such Nominee for reasonable out of pocket expenses arising out of or related to the Solicitation.